Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO BIOLOGICAL SURVEY AGREEMENT
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TERMINATION OF FINANCIAL SERVICES ADVISORY AGREEMENT
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EXTENSION OF LOAN MATURITY DATE &
FAILURE TO AGREE ON TERMS OF STOCK PURCHASE AGREEMENT
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VACANT LAND PURCHASE AGREEMENT AMENDMENT &
AGREEMENT ON OPTION ARRANGEMENT
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ASSIGNMENT OF INTERCONNECTION REQUEST
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TERMINATION OF VACANT LAND PURCHASE AGREEMENT
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INTERCONNECTION FINANCIAL SECURITY POSTINGS

Vancouver, B.C. – May 5, 2013 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on January 26, 2013, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Biological Survey Agreement (the “Biological Survey Agreement”) with Phoenix Biological Consulting, LLC (“Phoenix”), where Phoenix is to perform focused biological surveys for Coronus projects Adelanto West, 29-Palms North, Joshua Tree East, Yucca Valley East, and Apple Valley East. The focused biological survey scope of work includes surveys for desert tortoise, burrowing owl, Mohave ground squirrel, and rare plants. Additionally, the scope of work includes lake and streambed delineation, as well as the development of Joshua tree relocation and management plans. The estimated total cost for performing the work is USD $137,310. The work was expected to begin, and did, in March, 2013, and will continue up through July, 2013.

The financial advisory services agreement (the “Advisory Agreement”) the Company entered into with Source Capital Group, Inc. (“SCG”), as reported in the Company’s News Releases of August 9 and December 9, 2011, has been terminated. Initially, the term of the Advisory Agreement was 120 days from August 8, 2011 (the “Expiration Date”), and was to be automatically renewed on a monthly basis until canceled in writing by either the Company or SCG. On April 24, 2013, the Company cancelled the engagement. Notwithstanding the termination, SCG will be entitled to a 3% cash commission on any debt financing in the event that at any time prior to the second anniversary of the termination of the Advisory Agreement, a debt financing is consummated and the investor is on a list of potential investors provided to the Company by SCG at the time of termination and SCG had made efforts with respect to such investor(s) prior to termination.

On April 26, 2013, the parties extended again the Maturity Date under the Loan the Company entered into with Clean Focus on December 20, 2012. The Company reported the Loan in in the Company’s News Releases of January 7, February 13, and April 15, 2013. The Note is now due on the earlier of i) 31 days after the total Advances equal $4,000,000.00 or ii) July 31, 2013 (the “Maturity Date”). On May 3, 2013, the parties agreed that the terms of a stock purchase agreement could not be agreed on. Accordingly, the unpaid principal balance of the Note as at May 3, 2013, of USD $3,334,032, together with all accrued and unpaid interest on the principal balance shall be due and payable on the Maturity Date.

The Vacant Land Purchase Agreement (the “29-Palms Morongo Agreement”), entered into by the Company’s wholly-owned subsidiary, Coronus 29-Palms Morongo LLC, as reported in the Company’s News Releases of October 29, 2012, and January 7, February 13, and April 15, 2013, has been amended. Effective May 3, 2013, the parties agreed to an option arrangement where an option (the “Option”) to purchase the 24.23 acre parcel of vacant land was adopted, with the following terms: 1) Coronus 29-Palms Morongo LLC pays monthly payments equal to 6% per annum of the purchase price, or USD $433.42 per month, 2) the monthly payments are applied to the purchase price, provided Coronus 29-Palms Morongo LLC exercises the Option, otherwise the payments are forfeited to the seller, 3) the term of the Option is 24 months, 4) failure to make the monthly payment terminates the Option, and 5) during the term of the Option, the seller provides the necessary consent for Coronus 29-Palms Morongo LLC to apply for a conditional use permit from the County of San Bernardino.

As reported in our Form 8-K filed with the SEC on February 13, 2013, on January 31, 2013, the parties to the 29-Palms Morongo Agreement replaced Coronus as purchaser with the Company’s wholly-owned subsidiary Coronus 29-Palms Morongo LLC. In relation to the parties replacing Coronus as purchaser with Coronus 29-Palms Morongo LLC, the Company reduced the debt Coronus owed the Company by $1,000, which equaled the deposit Coronus paid on entering into the 29-Palms Morongo Agreement. Additionally, on March 31, 2013, Coronus assigned the interconnection request for project Coronus 29-Palms Morongo to Coronus 29-Palms Morongo LLC. In return, the Company reduced the debt Coronus owed the Company by $11,400, which equaled the original deposit of $1,400 Coronus paid to SCE on submitting the interconnection request, plus the deposit of $10,000 Coronus paid to SCE on entering into the system impact study agreement for the project.

On April 25, 2012, Coronus entered into a Vacant Land Purchase Agreement (the “Phelan South Agreement”) to acquire a 40 acre parcel of vacant land, situated in Phelan, an unincorporated community in the County of San Bernardino, California, as reported in the Company’s News Releases of May 7, August 13, and September 11, 2012. The purchase price was USD $350,000, all cash. Coronus deposited USD $1,000 into escrow and agreed to deposit an additional USD $349,000 within sufficient time to close escrow. Close of escrow was March 15, 2013, and the Phelan South Agreement was subject to Coronus’ board of director approval on or before February 28, 2013. Between September 30, 2012, and March 15, 2013, Coronus made USD $11,278 in non-refundable payments to the seller, separate and distinct from the purchase. Coronus’ board of directors did not approve the purchase, and effective April 22, 2013, the parties mutually terminated the Phelan South Agreement. Coronus’ board of directors rejected the Phelan South Agreement due to anticipated challenges with the parcel in relation to interconnecting a solar PV system to the grid.

On April 15, 2013, pursuant to the SCE interconnection request for solar PV project Coronus Yucca Valley East 3, Coronus posted with SCE the second interconnection financial security, in the amount of USD $42,250. The posting amount for the Coronus Yucca Valley East 3 project was determined by the results of the System Impact Study Coronus entered into with SCE on June 25, 2012, which the Company reported in the Company’s News Release of June 26, 2012.

On April 26, 2013, pursuant to the SCE interconnection requests for solar PV projects Coronus Yucca Valley East 1 and 2, Coronus posted with SCE the second interconnection financial securities, in the amounts of USD $12,650 and USD $34,990, respectively. The posting amounts for the Coronus Yucca Valley East 1 and 2 projects were determined by the results of the System Impact Studies Coronus entered into with SCE on February 2, 2012, which the Company reported in the Company’s News Release of February 7, 2012.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.